Exhibit 99.1

FOR IMMEDIATE RELEASE

July 28, 2017

For more information contact:
John Olympitis (419) 247-2800

Gary Whitelaw Joins Welltower Board of Directors

Toledo, Ohio, July 28, 2017… Welltower Inc. (NYSE:HCN) today announced that Gary Whitelaw has been appointed to its Board of Directors. Mr. Whitelaw currently serves as Chief Executive Officer and Director of the Bentall Kennedy Group of Companies (Bentall Kennedy) where he is responsible for the performance and governance of all operating and investment groups. During his 19-year tenure at Bentall Kennedy, Mr. Whitelaw has driven significant growth through strategic acquisitions and has positioned Bentall Kennedy as one of North America’s leading commercial real estate advisers.

“Gary is known throughout the U.S. and Canadian real estate industry for his expertise in real estate, operations and investments,” commented Jeff Donahue, Welltower’s Chairman of the Board. “As Welltower continues to grow its portfolio of premier, healthcare properties across North America and the U.K., Gary’s broad experience, integrity and record of accomplishment will provide tremendous value to Welltower and will make him an important addition to our Board.”

Mr. Whitelaw previously served as a director of Delta Hotels and Resorts Ltd. and SilverBirch Hotels and Resorts Ltd. He is a past chair of the Board of Real Property Association of Canada (REALPAC) and past director of the National Association of Real Estate Investment Managers.

Mr. Whitelaw has a master’s degree in business from the Harvard Business School. He earned degrees in science and architecture from McGill University.

About Welltower

Welltower Inc. (NYSE:HCN), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (REIT), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com.

###